Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Spyre Therapeutics, Inc. of our report dated February 29, 2024 relating to the financial statements, which appears in Spyre Therapeutics, Inc. Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

February 29, 2024